Exhibit 99.1

CONTACT:
Media Relations	Investor Relations

Alan Bernheimer	Jenifer Kirtland
408-894-4233	408-324-7056
alan_bernheimer@maxtor.com	jenifer_kirtland@maxtor.com
MAXTOR REPORTS PROFITABLE SECOND QUARTER
Results Driven Primarily by a Strong Enterprise Performance
MILPITAS, CA, July 27, 2005 — Maxtor Corporation (NYSE: MXO) today announced a profitable second quarter ended July 2, 2005. Net income totaled $9.4 million, or $0.04 per diluted share. Revenue for the second quarter of 2005 was $925 million. In the second quarter of 2004, the Company reported a net loss of $26.5 million, or $(0.11) per share. Revenue for the second quarter of 2004 totaled $818 million.
     “We are very pleased with our return to profitability in the second quarter,” said Dr. C.S. Park, chairman and chief executive officer. “Our results were primarily due to a strong enterprise performance. During the second quarter, we shipped 926,000 SCSI drives, a 20% increase over the first quarter volume. Furthermore, we were successful in shipping a richer mix of SCSI products. Our performance also reflected the incremental benefits of our efforts to drive quality improvements and cost and expense reductions on our desktop products.”
     Drive shipments in the quarter totaled 12.1 million. Desktop drives totaled 11.1 million, which included 1,065,000 drives shipped to consumer electronics OEMs. The average selling price in the second quarter increased to $77 compared to $75 in the first quarter. The gross profit margin was 13.2% compared with 10.9% in the first quarter.
     “We continue to focus on our turnaround plan,” Dr. Park continued. “We are working very hard to ensure we deliver our 500 GB drive and other new products scheduled for release in 2005 and early 2006 on time and with the quality our customers expect from Maxtor. The manufacturing transition of a majority of our desktop products to China remains on track. Finally, we have begun implementation of our plan to produce media in Asia.”
About Maxtor
Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.
The Company’s results are subject to risks and uncertainties which could materially affect its results, including, but not limited to, market demand for hard disk drives, qualification of the Company’s products, market acceptance of its products, the Company’s ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, and general economic and industry conditions. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K/A for fiscal 2004. Maxtor is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Conference Call
Maxtor has scheduled a conference call for analysts and investors today, July 27, 2005, at 2:00 p.m. PT to discuss the second quarter 2005 results. Financial information to be discussed on the call will be available on the Company’s website immediately prior to the commencement of the call. The dial-in number for the live call is (800) 374-1806 or (706) 634-2296. The call will be webcast on the Company’s site at www.maxtor.com. There will be a replay available shortly following the call through August 3, 2005. The dial-in number for the replay is (800) 642-1687 or (706) 645-9291, access code: 7717495.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004
Net revenues	$924,729	$818,254	$1,994,330	$1,837,942
Cost of revenues	802,936	745,771	1,756,133	1,611,699

Gross profit	121,793	72,483	238,197	226,243

Operating expenses:
Research and development	68,318	79,188	146,869	162,543
Selling, general and administrative	37,216	33,083	74,518	66,042
Amortization of intangible assets	219	5,053	436	25,889
Restructuring charges	710	—	14,564	—

Total operating expenses	106,463	117,324	236,387	254,474

Income (loss) from operations	15,330	(44,841)	1,810	(28,231)

Interest expense	(7,673)	(7,141)	(16,074)	(16,073)
Interest income	2,293	1,082	4,649	2,370
Other gain (loss)	18	24,766	(250)	24,804

Income (loss) before income taxes	9,968	(26,134)	(9,865)	(17,130)
Provision for income taxes	524	317	852	591

Net income (loss)	$9,444	$(26,451)	$(10,717)	$(17,721)

Net income (loss) per share
- basic	$0.04	$(0.11)	$(0.04)	$(0.07)
- diluted	$0.04	$(0.11)	$(0.04)	$(0.07)

Shares used in per share calculation
-basic	253,310,023	247,367,176	252,431,153	246,981,817
-diluted	255,543,219	247,367,176	252,431,153	246,981,817

MAXTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 2,	December 25,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$335,992	$378,065
Restricted cash	14,273	24,561
Marketable securities	89,279	103,969
Accounts receivable, net	420,288	466,366
Inventories	264,443	229,410
Prepaid expenses and other	33,561	36,336

Total current assets	1,157,836	1,238,707

Property, plant and equipment, net	337,818	347,934
Goodwill and other intangible assets, net	490,496	490,932
Other assets	11,593	30,168

Total assets	$1,997,743	$2,107,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings, including current portion of long-term debt	$21,808	$82,561
Accounts payable	643,105	674,947
Accrued and other liabilities	330,271	324,369

Total current liabilities	995,184	1,081,877

Long-term debt, net of current portion	362,757	382,570
Other liabilities	63,524	66,695

Total liabilities	1,421,465	1,531,142
Total stockholders’ equity	576,278	576,599

Total liabilities and stockholders’ equity	$1,997,743	$2,107,741